Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on August 8, 2018

Registration Statement No. 333-206924-10

« FULL PRICING « $1.25 BLN AmeriCredit Automobile Receivables Trust 2018-2 JT-LEADS : Deutsche (str), Barclays, Goldman Sachs, Wells Fargo

CO-MGRS    : BNP, CIBC, Citi, MS, JPM

SELL GROUP: Loop Capital

CL	AMT(MM)	WAL	MDY/FTCH	WNDW	BENCH	PX-SPRD	YLD	CPN	$PRICE

A1	$208.000	0.19	P1/F1+	1-4	Int L	+20	2.42890	2.42890	100.00000

A2A	$400.780	0.92	Aaa/AAA	4-19	EDSF	+25	2.886	2.86	99.99200

A3	$300.000	2.11	Aaa/AAA	19-32	ISWPS	+30	3.179	3.15	99.98334

B	$98.640	2.94	Aa2/AA	32-38	ISWPS	+55	3.479	3.45	99.98864

C	$122.440	3.50	A2/A	38-46	ISWPS	+68	3.624	3.59	99.97718

D	$120.400	3.92	Baa2/BBB	46-47	ISWPS	+110	4.052	4.01	99.97022

• PX Speed:	1.5 ABS 10% call	• Registration:	SEC-Registered (Public)
• Exp Settle:	8/15/2018	• ERISA:	Yes
• First Pay:	9/18/2018	• Min Denoms:	$1k x $1k
• Exp Ratings:	Moody’s & Fitch	• Timing:	Priced 8/8/2018
• BBG Ticker:	AMCAR 2018-2	• Bill & Deliver:	Deutsche Bank

CLS CUSIPS ==========
A1 03066LAA6 A2A 03066LAB4 A3 03066LAD0 B 03066LAE8 C 03066LAF5 D 03066LAG3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.